EXHIBIT 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM (“Addendum”) is made this 29th day of December, 2005, by and between FIRST BANK OF HENRY COUNTY, a bank organized under the laws of the State of Georgia (the “Bank”), and THADDEUS M. WILLIAMS, a resident of the State of Georgia (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement dated April 30, 2004, (the “Employment Agreement”);

WHEREAS, the Employment Agreement at Section 19 concerning “Entire Agreement” provides that the Employment Agreement between the parties may not be amended or modified in any way except by mutual agreement of the parties in a written instrument; and

WHEREAS, The Employment Agreement did not reflect the true intent of the parties with respect to incentive compensation and stock options; and

WHEREAS, the parties now desire and have agreed to amend and modify the Employment Agreement by way of this written Addendum thereto in order to reflect and correct this intent;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties, and for the grant of an option to purchase the number of shares described, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend and modify the Employment Agreement as follows:

4.               Amendment to Paragraph 4.2.  Paragraph 4.2 of the Employment Agreement is hereby modified and amended to read as follows:

“4.2        Incentive Compensation.

(a)           Cumulative Profitability Bonus.  At such time as the Bank becomes cummulatively profitable for a period of three (3) consecutive months, the Executive shall be eligible to receive a one-time bonus equal to $10,000 (the “Cumulative Profitability Bonus”), subject to the Board of Directors’ evaluation of the Executive’s performance.

(b)           Annual Profitability Bonus.  Beginning with the calendar year following the calendar year in which the Cumulative Profitability Bonus is paid under Section 4.2(a), the Executive shall be eligible to receive annual bonus compensation based upon fiscal year-end net income of the Bank, as customarily determined by the Bank’s independent auditors, without giving effect to extraordinary items, but in any event reducing net income to reflect the payment of annual bonuses for such fiscal year, and the grant of stock options under this

Section 4.2(b) and under any similar provisions of other employment agreements to which the Bank is a party, as follows:

Bonus Levels	Stock Options	Fiscal Year-End Net Income of Bank

10% of annual salary plus	2,000 option	At least $200,000 but less than $500,000
20% of annual salary plus	4,000 option	At least $500,000 but less than $800,000
30% of annual salary plus	6,000 option	At least $800,000 but less than $1,200,000
40% of annual salary plus	8,000 option	At least $1,200,000 but less than $1,500,000
50% of annual salary plus	10,000 option	At least $1,500,000 but less than $2,000,000
60% of annual salary plus	12,000 option	At least $2,000,000 but less than $2,600,000
70% of annual salary plus	14,000 option	Equal to or more than $2,600,000

The stock options will have an exercise price equal to the fair market value of FirstBank Financial Services, Inc.’s (“Company”) common stock on the date of grant and will be granted under the FirstBank Financial Services, Inc. 2005 Stock Incentive Plan.  The stock options will be subject to the terms of a separate stock option agreement.

(c)           Discretionary Bonus.  The Executive shall be eligible for additional bonus payments at the discretion of the Board of Directors of the Bank based on its evaluation of the Executive’s performance.  The factors that the Board of Directors will consider in determining the amount of any additional bonus include, but are not limited to, the Bank’s profitability, earnings growth and quality of assets (measured by the results of regulatory examinations).

No bonuses will be paid under this Section 4.2 if the Bank does not have a CAMELS rating of 1 or 2 for the time period to which such bonus relates or if the Bank is subject to any active regulatory investigation for the time period to which the bonus relates, excluding routine regulatory exams.”

5.               Amendment to Paragraph 4.3.  Paragraph 4.3 of the Employment Agreement is hereby modified and amended to read as follows:

“4.3        Stock Options.  For each year during the Term, the Executive will be entitled to receive an option to purchase 2,500 shares of the Company’s common stock at a per share price equal to the fair market value of the Company’s common stock on the date of grant which shall be granted under the Company’s 2005 Stock Incentive Plan.  For 2005, the option shall be granted on or before December 31, 2005.  For years subsequent to 2005, the option shall be granted on each anniversary of the Effective Date.  The stock options will be subject to the terms of a separate stock option agreement.  Notwithstanding the foregoing, the options described in this Section 4.3(b) shall only be granted if sufficient shares are reserved for issuance pursuant to the Company’s Stock Incentive Plan as of the date the options are to be granted.”

6.               Remainder in Full Force and Effect.  The remainder of the Employment Agreement shall remain unchanged and shall remain in full force and effect in accordance with all of its terms and conditions.

IN WITNESS WHEREOF, the parties have executed this Addendum to the Employment Agreement, as of the date first written above.

FIRST BANK OF HENRY COUNTY

By:

Print Name:

Title:

THE EXECUTIVE:

THADDEUS M. WILLIAMS